EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-175089) pertaining to the Affinity Gaming 2011 Long-Term Incentive Plan of our report dated March 28, 2014, with respect to the consolidated financial statements of Affinity Gaming and its subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Las Vegas, Nevada
March 28, 2014